Exhibit 99.1

FOR IMMEDIATE RELEASE

March 25, 2011

Citizens Bancshares Corporation Announces 2010 Fourth Quarter Results

ATLANTA, March 25, 2011/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced fourth quarter net income before preferred dividends of $523,000 compared to $386,000 for the same period last year. Net income available to common shareholders for the fourth quarter of 2010 was $464,000, or $0.22 per diluted common share compared to a net income available to common shareholders of $290,000, or $0.14 per diluted common share, reported for the fourth quarter of 2009.  For the year ended December 31, 2010, the Company earned net income available to common shareholders of $316,000, or $0.15 per diluted common share, versus net income available to common shareholders of $715,000, or $0.34 per diluted common share, reported for 2009.

Mr. James E. Young, President and Chief Executive Officer, commenting on the fourth quarter results stated, “Our results for the fourth quarter and the full year have been constrained by asset quality caused by the current economic environment, which has negatively impacted non-interest expense levels.  As we move into 2011, we are confident that our strategic positioning, strong balance sheet and capital levels position us for profitable growth.”

Other financial highlights:

•                  The investment portfolio grew $4 million for the three month period, increasing to $131 million.  Year-to-date, the investment portfolio increased by $14 million with a tax equivalent book yield of approximately 4.11% at year-end.

•                  Average loans increased modestly over the prior quarter, representing the first increase in average loans since 2008.  While not a large increase, it represents a positive sign as commercial loan growth has outpaced reductions due to paydowns and foreclosures.

•                  Average deposits for the fourth quarter of 2010 increased by $16 million to $342 million.  For the year, average deposits grew by $34 million or 14% to $283 million.

•                  The Company’s tax equivalent net interest margin remains strong at 4.54% for the year-end of 2010.

•                  Non-interest income increased by $300,000 during the fourth quarter of 2010 compared to the prior quarter and increased by $223,000 compared to the same period last year.  These increases are primarily due to an additional Bank Enterprise Award the Company received for it efforts of lending in low to moderate income communities.

•                  Core expenses continue to be closely managed. Excluding OREO related expenses, total non-interest expense declined by $176,000 compared to the fourth quarter of 2009.  All inclusive, total non-interest expense increased by $305,000 compared to the same quarter last year.

•                  The Company’s capital position remains strong at December 31, 2010 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

(In thousands, except per share data)	4th Quarter 2010	4th Quarter 2009	Change	Full Year 2010	Full Year 2009	Change
Income Statement
Net income available to common shareholders	$464	$290	60.0%	$316	$715	(55.8)%
Net income per diluted common share	0.22	0.14	57.1%	0.15	0.34	(55.9)%
Total revenue	5,950	6,244	(4.7)%	23,769	24,983	(4.9)%
Provision for loan losses	525	813	(35.4)%	2,465	2,960	(16.7)%
Noninterest income	1,779	1,556	14.3%	6,228	6,029	3.3%
Noninterest expense	4,562	4,257	7.2%	19,103	17,349	10.1%

Balance Sheet
Average loans, gross	197,454	207,270	(4.7)%
Average deposits	342,448	326,236	5.0%

Capital
Tier 1 capital (to average assets)	11%	10%
Tier 1 capital (to risk weighted assets)	17%	15%
Total capital (to risk weighted assets)	18%	16%

In the fourth quarter, the Company’s provision for loan losses increased by $75,000 to $525,000 compared to the third quarter of 2010, and decreased by $288,000 compared to the same three month period last year due to improved asset quality on a year over year basis. The allowance for loan losses was $4.2 million at December 31, 2010 compared to $4.1 million at December 31, 2009.  At December 31, 2010, the allowance for loan losses was 19% of nonperforming assets compared to 23% at December 31, 2009. The Company considers its allowance for loan losses at December 31, 2010 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306